March 11, 2016

AdSupply, Inc.

10811 Washington Blvd 4th Floor

Culver City, CA 90232

Re: Proposal to Acquire AdSupply, Inc. by Merger

Dear Mr. Bunnell:

This letter (this “Letter”) is intended to summarize the principal terms of a proposal being considered by Adaptive Medias, Inc. (“Buyer”) regarding its acquisition of AdSupply, Inc., including BlockIQ and its patents (the “Company”) by merger. The structure is expected to be a merger of a wholly owned subsidiary of Buyer (“Merger Sub”) with and into the Company, with the Company surviving the merger. The merger is referred to as the “Transaction” and Buyer, Merger Sub and the Company are referred to collectively as the “Parties.”

1. Merger and Merger Consideration.

(a) Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction (i) Merger Sub will merge with and into the Company, and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the merger.

(b) The merger consideration to the Company would be (the “Merger Consideration”) payable as follows:

(i) $8,000,000 in cash payable at the closing of the Transaction; and

(ii) An issuance of a percentage of the issued and outstanding shares of the post-merger Buyer not to be lesser than 53%, and not to be greater than 60%, to be negotiated in good faith pursuant to a mutually acceptable formula based on the intent the total merger consideration to the Company, inclusive of the payment pursuant to subparagraph 1(b) above, shall be equivalent to $25,000,000.

2. Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Letter, the Parties shall commence to negotiate a definitive merger agreement (the “Definitive Agreement”) relating to the merger of Merger Sub with and into the Company. The Definitive Agreement would include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter.

3. Conditions. Buyer’s obligation to close the proposed Transaction will be subject to customary conditions, including:

(a) Buyer’s satisfactory completion of due diligence;

(b) Buyer’s receipt of cash proceeds from the financing transactions contemplated by the parties of at least $12,000,000, of which $8,000,000 will be paid to the Company and $4,000,000 will by the Buyer post-closing for working capital purposes;

(c) the Board of Directors and stockholders of the Company, and the Board of Directors and stockholders of Buyer, approving the Transaction;

(d) the Parties’ execution of the Definitive Agreement and any ancillary agreements;

(e) the receipt of any regulatory approvals and third party consents, on terms satisfactory to Buyer;

(f) each of [JUSTIN BUNNELL and JOHN ABRAHAM] entering into non- compete and non-solicitation agreements with the Company on terms agreed with Buyer;

(g) there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

4. Due Diligence. From and after the date of this Letter, the Parties will allow each Party’s advisors full access to each Party’s facilities, records, key employees and advisors for the purpose of completing each Party’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of each Party’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as each Party’s accountants, tax and legal counsel, and other advisors deem relevant.

5. Employment Arrangements. Buyer would offer employment to substantially all of the Company’s employees and would expect the Company’s management to use its reasonable best effort to assist Buyer to employ those individuals.

6. Covenants of the Company. During the period from the signing of this Letter through the execution of the Definitive Agreement, unless this Letter is terminated or expired pursuant to paragraph 8 below, the Company will: (a) conduct its business in the ordinary course in a manner consistent with past practice, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted), and (c) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

7. Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, the Company agrees that until such time as this Letter has terminated in accordance with the provisions of paragraph 8 (such period, the “Exclusivity Period”), neither the Company nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (collectively, the “Company Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. The Company agrees to immediately notify Buyer if any member of the Company Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Letter, the Company shall, and shall cause the Company Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

8. Termination. This Letter will automatically terminate and be of no further force and effect upon the earlier of (a) execution of the Definitive Agreement by Buyer, Merger Sub and the Company, (b) mutual agreement of Buyer and the Company, or (c) September 1, 2016. Notwithstanding anything in the previous sentence, paragraphs 10, 11 and 15 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination. In the event Buyer, Merger Sub and the Company, do not enter into a Definitive Agreement, then upon termination of this Letter, Buyer shall pay Company the sum of $100,000.00.

9. Bid Expiration. This offer will remain in effect until September 1, 2016, unless accepted or rejected by the Company, or withdrawn by Buyer prior to that time.

GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF CALIFORNIA. ALL CLAIMS, DISPUTES OR DISAGREEMENTS ARISING FROM OR RELATED TO THIS LETTER SHALL BE LITIGATED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA.

10. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

11. Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

12. Publicity. Any announcement, or press or news release by the either Party or its respective shareholders, employees, officers, directors, or agents with respect to the transactions contemplated hereby shall be reviewed and approved by the Buyer and Company prior to its release, subject to any requirements of law. Buyer shall be allowed to make any announcements (preapproved by Company in writing) relating to this Letter or the documents contemplated herein, as may be required pursuant to its public reporting obligations with the Securities and Exchange Commission.

13. Tax Consequences. No party to this Letter makes any representation or warranty as to the tax consequences of the transfers contemplated hereby. Each party agrees to obtain and be guided by his own tax advisor.

14. No Binding Agreement. This Letter reflects the intention of the Parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraphs 7 through 13 hereof. No contract or agreement providing for any transaction involving the Company shall be deemed to exist between Buyer and any of its affiliates and the Company unless and until a final definitive agreement has been executed and delivered.

15. Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of John Strong.

Very truly yours,

Adaptive Media, Inc.

By:	/s/ John B. Strong
Name:	John B. Strong
Title:	Chairman and Chief Executive Officer

Agreed to and accepted:

AdSupply, Inc.

By:.	/s/ Justin Bunnell
Name:	Justin Bunnell
Title:	Chief Executive Officer